THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN
PERFORMANCE SHARE AWARD AGREEMENT

NOTICE OF PERFORMANCE SHARE GRANT
The Clorox Company, a Delaware company (the “Company”), grants to the Grantee named below, in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (the “Plan”) and this performance share award agreement (the “Agreement”), the following number of Performance Shares on the terms set forth below:

GRANTEE:	[Participant Name]
DATE OF GRANT:	[Grant Date]
GRANT ID:	[Grant ID]
TARGET SHARES GRANTED:	[Target Shares Granted]
PERFORMANCE PERIOD:	July 1, 2025 through June 30, 2028
SETTLEMENT DATE:
Within 120 days following the last day of the Performance Period or such later date in the event of a deferral per the terms of this Agreement, provided the Grantee has remained in the employment or service of the Company or its Subsidiaries through such date (except for a termination of employment or service due to death, Disability or Retirement, as provided below)

AGREEMENT

1.Grant of Performance Shares. The Company hereby grants to the Grantee the Target Award set forth above, payment of which is dependent upon the achievement of certain performance goals more fully described in Section 3 of this Agreement. This Award is subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to the Performance Shares set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.Nature and Settlement of Award. The Performance Shares awarded pursuant to this Agreement represent the opportunity to receive Shares of the Company and Dividend Equivalents on such Shares (as described in Section 4 below). The Company shall issue to the Grantee one Share for each vested Performance Share (plus any Dividend Equivalents accrued with respect to such vested Performance Shares), rounded to the nearest whole Share, less any Shares withheld in accordance with the provisions of Section 7 of this Agreement. Settlement shall occur on a date chosen by the Committee, which date shall be within one hundred and twenty (120) days following the last day of the Performance Period (the “Settlement Date”), or any Deferred Settlement Date established pursuant to Section 6 of this Agreement, whichever is later, and except as specifically provided in Section 5 of this Agreement, provided the Grantee has remained in the employment or service of the Company or its Subsidiaries through the Settlement Date; provided, that, in connection with a Change in Control as described in Section 8 of this Agreement, the Settlement Date shall be within sixty (60) days of either the Change in Control or the date of termination of employment without Cause or for “Good Reason” (as defined below), as applicable. Although vested within the meaning of Section 83 of the Internal Revenue Code since no substantial risk of forfeiture exists at the Settlement Date, the Performance Shares (and any associated Dividend Equivalents) will not be earned until the Grantee has fulfilled all of the conditions precedent set forth in this Agreement, including, but not limited to, the obligations set forth in Sections 10(b), 10(c), 10(d), 10(e) and Section 11, and the Grantee shall have no right to retain the Shares or the value thereof upon vesting or settlement of the Performance Shares until all such conditions precedent have been satisfied.

3.Determination of Number of Performance Shares Vested. The number of Performance Shares vested, if any, for the Performance Period shall be determined in accordance with the following formula:
# of Performance Shares = Average Payout Percentage x Target Award
The “Average Payout Percentage” is equal to the sum of the Funding Percentage for each of the fiscal years in the Performance Period, divided by three; provided that the Average Payout Percentage shall not be greater than 200%.
“Funding Percentage” for the first fiscal year in the Performance Period is based on the actual economic profit (“EP”) for such fiscal year, calculated as described below and determined in accordance with the following table:

EP (for the first fiscal year in the Performance Period)
EP Threshold*	$
EP Target**	$
EP Max***	$

“Funding Percentage” for the second and third fiscal years in the Performance Period is based on the growth of annual EP, calculated as described below, for the applicable fiscal year as compared to the prior fiscal year (“EP Growth”), expressed as a percentage and calculated based upon EP at the end of each such fiscal year of the Performance Period, determined in accordance with the following table:

EP Growth (for each of the second and third fiscal years in the Performance Period)
EP Growth Threshold*	%
EP Growth Target**	%
EP Growth Max***	%

* Achievement of the EP Threshold amount (or below) or the EP Growth Threshold percentage (or below), as the case may be, shall result in a Funding Percentage of 0% for the applicable fiscal year of the Performance Period.

** Achievement of the EP Target amount or the EP Growth Target percentage, as the case may be, shall result in a Funding Percentage of 100% for the applicable fiscal year of the Performance Period.

*** Achievement of the EP Max amount (or above) or the EP Growth Max percentage (or above), as the case may be, shall result in a Funding Percentage of 300% for the applicable fiscal year of the Performance Period. For avoidance of doubt, achievement above the EP Max amount or the EP Growth Max percentage shall not result in a Funding Percentage above 300% for the applicable fiscal year of the Performance Period.
Note: Achievement of EP in between the Threshold and Target levels or in between the Target and Max levels or EP Growth in between the Threshold and Target levels or in between the Target and Max levels shall be determined through linear interpolation. For the avoidance of doubt, if EP in excess of the Threshold level or EP

Growth in excess of the Threshold level is not achieved, the Funding Percentage for the applicable fiscal year of the Performance Period shall be 0%.
EP is defined as Earnings Before Interest & Taxes, adjusted for non-cash restructuring charges, times one minus the tax rate, less capital charge.
Notwithstanding any other provision in this Agreement to the contrary, if EP for any fiscal year in the Performance Period is negative, the Funding Percentage for such fiscal year in the Performance Period shall be 0%.
For avoidance of doubt, while the expectation is that EP for a given fiscal year shall be calculated based upon the Company’s financial statements for such fiscal year that are filed with the SEC, the Committee shall have the authority to include information not reflected in such financial statements for purposes of determining EP for such fiscal year if the Committee determines that the inclusion of such information more accurately reflects the financial performance of the Company for such fiscal year. To the extent that such information used in a prior fiscal year is reflected in the filed financial statements for a subsequent fiscal year, appropriate changes shall be made to relevant information in such filed financial statements for purposes of calculating EP for such subsequent fiscal year to avoid double counting of the same information.
Notwithstanding the above, the applicable EP amount for the corresponding fiscal year that is used as the basis for calculating either EP or EP Growth results for such fiscal year shall be adjusted, fairly and appropriately, in accordance with the Plan and, as provided in this Agreement, to reflect accurately the direct and measurable effect of the impact of each of the following events not otherwise reflected in the determination of the EP goals or the initial EP levels (each, an “Event”) including, without limitation, the financial statement impact on the Company on account of the occurrence or potential occurrence of an Event: (1) the acquisition or divestiture of a business, (2) a Change in Control, (3) U.S. Federal changes in tax statutes or the addition or deletion of taxes to which the Company or any Affiliated Company is subject, (4) force majeure (including events known as “Acts of God”), (5) the adoption of new or revised accounting pronouncements or changes to application of accounting pronouncements, (6) an asset impairment charge other than for the final fiscal year of the Performance Period, and (7) any extraordinary, unusual or non-recurring item not previously listed. Notwithstanding the foregoing, an event listed in the preceding sentence shall not qualify as an Event, and therefore no adjustment shall be made to the EP goals or EP levels, unless the impact of the occurrence or potential occurrence of such an event listed in the preceding sentence exceeds $2 million in EP. The purpose of any adjustments on account of the occurrence of an Event is to keep the probability of achieving the EP or EP Growth goals the same as if the Event triggering such adjustment had either not occurred or had not resulted in any financial statement impact. The determination of any adjustments shall be based on the Company’s accounting as set forth in its books and records (including business projections) and/or in the annual budgets and/or long-range plans of the Company pursuant to which the EP and EP Growth goals were established. The amount of any such adjustment shall be approved by the Committee in its good faith determination in accordance with the provisions of this paragraph. To the extent applicable, the Committee shall condition the determination of the number of Performance Shares vested under this Section 3 upon the satisfaction of the adjusted EP goals or EP levels, as the case may be. All Performance Shares that are not vested for the Performance Period shall be forfeited as of the last day of the Performance Period.
4.Dividend Equivalent Rights. No Dividend Equivalents shall be paid to the Grantee prior to the settlement of the award. Rather, such Dividend Equivalent payments will accrue and be notionally credited to the Grantee’s Performance Share account and paid out at the Average Payout Percentage in the form of additional Shares rounded down to the nearest whole Share (the “Dividend Equivalent Shares”) upon settlement of the award, as described in Section 2 above.

5.Termination of Continuous Service. Except as otherwise provided in this Section 5 or Section 8, if the Grantee’s employment or service with the Company and its Subsidiaries is terminated for any reason prior to the Settlement Date, all Performance Shares and Dividend Equivalents subject to this Agreement shall be immediately forfeited.

a.Termination due to Death or Disability. If the Grantee’s termination of employment or service is due to death or Disability, all Performance Shares and Dividend Equivalents shall immediately vest and will be paid after completion of the Performance Period, at the same time Performance Shares and Dividend Equivalents are paid to active employees, based on the level of performance achieved as of the end of such Performance Period.

b.Termination due to Retirement. [If the Grantee’s termination of employment or service is due to Retirement, the Performance Shares shall vest on a pro rata monthly basis, including full credit for partial months elapsed and rounded to the nearest whole Share, and will be paid after completion of the Performance Period, at the same time Performance Shares and Dividend Equivalents are paid to active employees, based on the level of performance achieved as of the end of such Performance Period; provided, however, that this provision shall not apply in the event the Grantee’s employment or service is terminated for Cause. The amount of the vested Award shall be computed under the following formula: Target Award times (number of full months elapsed in Performance Period (i.e., rounding up for any partial month) divided by number of full months in Performance Period) times percent performance level achieved as of the end of the Performance Period. Dividend Equivalents accrued through the Grantee’s date of termination due to Retirement shall be paid at the same time as the settlement of the vested Performance Shares.]1 [ If the Grantee’s termination of employment or service is due to Retirement and occurs more than 6 months after the Date of Grant set forth above, then the Performance Shares shall remain outstanding through the end of the Performance Period and vest based on the level of performance achieved as of the end of the Performance Period, and will be paid after completion of the Performance Period, at the same time Performance Shares and Dividend Equivalents are paid to active employees, as if the Grantee had remained in the employment or service of the Company or its Subsidiaries through the Settlement Date; provided, however, that this provision shall not apply in the event the Grantee’s employment or service is terminated for Cause.]2

Definition of “Retirement.” For purposes of this Agreement, the term “Retirement” shall mean termination of employment or service as an Employee after (1) twenty (20) or more years of “vesting service,” which solely for purposes of this Agreement, shall be calculated under Article III of The Clorox Company 401(k) Plan (the “401(k) Plan”) entitled “Service” along with any other relevant provisions of the 401(k) Plan necessary or desirable to give full effect thereto, or any successor provisions, regardless of the status of the Grantee with respect to the 401(k) Plan (“Vesting Service”), or (2) attaining age fifty-five with ten (10) or more years of Vesting Service.

c.Definition of “Disability.” For purposes of this Agreement, the Grantee’s employment shall be deemed to have terminated due to the Grantee’s Disability if the Grantee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of the Grantee’s employment.

6.Election to Defer Settlement.
a.Prior to the commencement of the last year of the Performance Period, the Grantee may elect to defer the settlement of the Performance Shares from the last day of the Performance Period until a date at least two years following such date, or until the Grantee’s later termination of employment or service. In the event the termination of employment or service constitutes a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Department Regulations and including a termination of employment or service on account of Disability that does not satisfy the definition of “disability” under Section 409A-3(i)(4) of the Treasury Department Regulations), the settlement of the Performance Shares shall occur no earlier than the earlier of the date which is six (6) months after the date of the Grantee’s termination of employment or service or the date of death of the Grantee. The date on which the Performance Shares are settled
1 To be included in agreements for individuals who are not CEC members.
2 To be included in agreements for individuals who are CEC members.

following a deferral election made in accordance with this Section 6(a) shall be referred to as the “Deferred Settlement Date”.

b.If the Grantee makes such an election, it will become irrevocable on the date of such election. If the Grantee makes such an election, any Dividend Equivalents awarded with respect to such deferred Performance Shares shall also be deferred under the same terms. If the Grantee makes such an election, but a transaction occurs that subjects the Grantee’s Performance Shares to Section 19 of the Plan prior to the Deferred Settlement Date, the Grantee’s deferral election will terminate and the Grantee’s Performance Shares and Dividend Equivalents will be settled as of the date of that transaction. The Company may terminate any deferral hereunder if a change in law requires such termination.

7.Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award. The Committee may condition the issuance of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact) or in such other manner as is acceptable to the Company. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restriction or limitations that the Committee, in its sole discretion, deems appropriate.

8.Change in Control. Upon the occurrence of a Change in Control, including in the event of the termination of the Grantee by the Company without Cause or the resignation of the Grantee for Good Reason within twenty-four (24) months following consummation of a Change in Control, the Performance Shares shall be treated in accordance with Section 19 of the Plan.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following with respect to the Grantee:

(a) the assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including offices and reporting requirements), authority, duties or responsibilities, as in effect immediately prior to the occurrence of the Change in Control or the date of the Grantee’s termination of employment, whichever is greater, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Grantee;

(b) any failure by the Company to substantially comply with, or any reduction by the Company in, any of the material provisions of the Grantee’s compensation plans, programs, agreements or arrangements as in effect immediately prior to the Change in Control, including, without limitation, any material reduction in base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, or employee benefits and perquisites in the aggregate, other than an isolated, insubstantial and inadvertent failure or reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Grantee;

(c) the Company’s requiring the Grantee to be based at any office or location other than that in effect immediately prior to the Change in Control or any office or location not requiring the Grantee’s commute to increase by more than 35 miles from his or her commute immediately prior to the Change in Control;

(d) any purported termination by the Company of the Grantee’s employment other than (A) due to the death or Disability of the Grantee or (B) a termination of the Grantee’s employment by the Company for Cause; or

(e) any material failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume the obligations of the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any termination by the Grantee for Good Reason shall be communicated by a written notice to the Company within a period not to exceed ninety (90) days of such Grantee’s knowledge of the condition. Such written notice (1) must indicate the specific termination provision in the Good Reason definition relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Grantee’s employment under the provision so indicated and (3) the Grantee's intended date of termination if the Company does not cure the issue (which date shall be not less than thirty (30) days after the giving of such notice). After receipt by the Company of such written notice, the Company shall have thirty (30) days during which it may remedy the condition and thereby cure the event or circumstance constituting “Good Reason”.

9.Transferability of Performance Shares. Performance Shares shall not be transferable by the Grantee other than by will or by the laws of descent or distribution. For avoidance of doubt, Shares issued to the Grantee in settlement of Performance Shares pursuant to Section 2 of this Agreement shall not be subject to any of the foregoing transferability restrictions.

10.Protection of Trade Secrets and Limitations on Retention.

a.Definitions.

i.“Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

ii.“Confidential Information” means the Company’s technical or business or personnel information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Grantee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

iii.“Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1) resembles or competes with a product, process, machine, or service upon or with which the Grantee shall have worked during the two years prior to the Grantee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Grantee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Grantee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

iv.“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.

b.Right to Retain Shares Contingent on Protection of Confidential Information. In partial consideration for the award of these Performance Shares, the Grantee agrees that at all times, both during and after the term of the Grantee’s employment with the Company or any Affiliated Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (except for the benefit of the Company at the Company’s direction), regardless of when disclosed to the Grantee, any and all Confidential Information of the Company or any Affiliated Company. The Grantee understands that for purposes of this Section 10(b), Confidential Information further includes, but is not limited to, information pertaining to any aspect of the business of the Company or any Affiliated Company which is either information not known (or known as a result of a wrongful act of the Grantee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company. If, prior to the expiration of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee discloses or uses, or threatens to disclose or use, any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), up to all of the Performance Shares, whether vested or not, will be immediately forfeited and cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares.

c.No Interference with Customers or Suppliers. In partial consideration for the award of these Performance Shares, in order to forestall the disclosure or use of Confidential Information as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company and to promote fair competition, the Grantee agrees that the Grantee’s right to the Shares upon settlement of the Performance Shares is contingent upon the Grantee refraining, during the Performance Period and for a period of one (1) year after the Settlement Date of the Performance Shares, for himself/herself or any third party, directly or indirectly, from using Confidential Information to (1) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, or (2) intentionally solicit its customers with which it has a contractual relationship as to Conflicting Products, or to interfere with the contractual relationship with any of its suppliers or customers (collectively, “Interfere”). If, during the term of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee breaches his/her obligation not to Interfere, the Grantee’s right to the Shares upon settlement of the Performance Shares shall not have been earned and up to all of the Performance Shares, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. For avoidance of doubt, the term “Interfere” shall not include any advertisement of Conflicting Products through the use of media intended to reach a broad public audience (such as television, cable or radio broadcasts, generalized online marketing , or newspapers or magazines) or the broad distribution of coupons through the use of direct mail or through independent retail outlets. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE PERFORMANCE SHARES AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS “NO INTERFERENCE WITH CUSTOMERS OR SUPPLIERS” PROVISION DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

d.No Solicitation of Employees. In partial consideration for the award of these Performance Shares, in order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees that the Grantee’s right to the Shares upon settlement of the Performance Shares is contingent upon the Grantee refraining, during the Performance Period and for a period of one (1) year after the Settlement Date, for himself/herself or any third party, directly or indirectly, from soliciting for employment any person employed by the Company, or by any Affiliated Company, during the period of the solicited person’s employment and for a period of one (1) year after the termination of the solicited person’s employment with the Company or any Affiliated Company (collectively “Solicit”). If, during the term of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee breaches his/her obligation not to Solicit, the Grantee’s right to the Shares upon settlement of the Performance Shares shall not have been earned and up to all of the Performance Shares, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the

Shares. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE PERFORMANCE SHARES AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS NON-SOLICITATION OF EMPLOYEES PROVISION DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

e.Injunctive and Other Available Relief. By acceptance of these Performance Shares, the Grantee acknowledges that, if the Grantee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit or not to disclose or use any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity. To the extent not prohibited by law, any cancellation of the Performance Shares pursuant to any of Sections 10(b) through 10(d) above shall not restrict, abridge or otherwise limit in any fashion the types and scope of injunctive and other available relief to the Company. Notwithstanding any provision of this Agreement to the contrary, nothing under this Agreement shall limit, abridge, modify or otherwise restrict the Company (or any Affiliated Company) from pursuing any or all legal, equitable or other appropriate remedies to which the Company may be entitled under any other agreement with the Grantee, any other plan, program, policy or arrangement of the Company (or any Affiliated Company) under which the Grantee is covered or participates, or any applicable law, all to the fullest extent not prohibited under applicable law.

f.Permitted Reporting and Disclosure. Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement prohibits Grantee from reporting possible violations of federal law or regulation to any governmental agency or governmental entity, or making other disclosures that are protected under federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance is Grantee authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Chief Legal Officer. Any reporting or disclosure permitted under this Section 10(f) shall not result in the cancellation of Performance Shares. Grantee is entitled to certain immunities from liability under state and federal law for disclosing trade secrets if the disclosure was made to report or investigate an alleged violation of law, subject to certain conditions. Please see the Company’s Confidential Information Policy for further details.

11.Right to Retain Shares Contingent on Continuing Non-Conflicting Employment. In partial consideration for the award of these Performance Shares, in order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees that the Grantee’s right to the Shares upon settlement of the Performance Shares is contingent upon the Grantee refraining, during the term of the Performance Period and for a period of one (1) year after the Settlement Date, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Grantee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Grantee and the Conflicting Organization that the Grantee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Performance Period or at any time within one (1) year after the Settlement Date, the Grantee shall render services to any Conflicting Organization other than as expressly permitted herein, the Grantee’s right to the Shares upon settlement of the Performance Shares shall not have been earned and the Performance Shares, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares or the pre-tax income derived from any disposition of the Shares. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT

PROHIBIT THE GRANTEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION, BUT PROVIDES FOR THE CANCELLATION OF THE PERFORMANCE SHARES AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO RENDER SUCH SERVICES DURING THE TERM OF THE PERFORMANCE PERIOD OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

12.Data Privacy.

Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this agreement and any other award materials by and among the entities in the Company for the purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that the Company may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all awards, or any other entitlement to shares awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Grantee understands that Data will be transferred to such Plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee authorizes the Company, the Plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the Plan. Further, Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If Grantee does not consent, or if Grantee later seeks to revoke Grantee’s consent, or instructs the Company to cease processing of the Data, Grantee’s continuous service status will not be adversely affected; the only adverse consequence of refusing or withdrawing Grantee’s consent, or instructing the Company to cease processing, is that the Company would not be able to grant Grantee the shares, awards or any other awards or administer or maintain such awards. Therefore, Grantee understands that refusing or withdrawing Grantee’s consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact Grantee’s local human resources representative.

13.Repayment Obligations.

Awards under the Plan, including this Award and any outstanding Award granted prior to the date hereof, are subject to clawback in accordance with the terms of the Company’s Policy Regarding Clawback of Incentive Compensation, as amended from time to time, and pursuant to any other policy the Company may adopt from time to time as required by applicable law (collectively, the “Clawback Policy”), which Clawback Policy shall apply and be deemed incorporated herein to the extent applicable. To the extent that any portion of the Clawback Policy relating to recoupment in connection with a restatement of financial results to correct a material error is not applicable to the Award, and in the event that (1) the Company issues a restatement of financial results to correct a material error and (2) the Committee determines, in good faith, that the Grantee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (3) some or all of the Performance Shares that were granted and/or vested prior to such restatement would not have been granted and/or vested, as applicable, based upon the restated financial results, the Grantee shall immediately return to the Company the Performance Shares or any Shares or the pre-tax income derived from any disposition of the Shares previously received in settlement of the Performance Shares that would not have been granted and/or vested based upon the restated financial results (the “Repayment Obligation”). The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the Grantee. No recovery of any Award pursuant to the Clawback Policy or the Repayment Obligation shall be treated as an event giving rise to a Participant’s right to terminate employment for “good reason” or “constructive termination” (or any similar term) under any agreement with the Company. The Company’s rights contemplated in this Section 13 and/or pursuant to any recoupment or clawback policy (including the Clawback Policy and the Repayment Obligation) are not exclusive, and therefore the availability of such remedies are without prejudice to any and all other remedies available to the Company pursuant to applicable law or under any other contract or agreement.

14.Authorization to Return Forfeited Performance Shares. The Grantee authorizes the Company or its designee to return to the Company all Performance Shares and related Dividend Equivalents and Shares subject thereto which are forfeited along with any cash or other property held with respect to or in substitution of such Performance Shares, related Dividend Equivalents and/or Shares. Any such action shall comply with all applicable provisions of this Agreement or the Plan.

15.Miscellaneous Provisions.

a.Rights as a Stockholder. Neither the Grantee nor the Grantee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Award until the Performance Shares have been settled and Share certificates have been issued to the Grantee, transferee or representative, as the case may be.

b.Choice of Law, Exclusive Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The courts of the State of Delaware shall have exclusive jurisdiction over any disputes or other proceedings relating to this Agreement, and venue shall reside with the courts in New Castle County, Delaware, including if jurisdiction shall so permit, the U.S. District Court for the District of Delaware. Accordingly, the Grantee agrees that any claim of any type relating to this Agreement must be brought and maintained in the appropriate court located in New Castle County, Delaware, including if jurisdiction will so permit, in the U.S. District Court for the State of Delaware. The Grantee hereby consents to the jurisdiction over the Grantee of any such courts and waives all objections based on venue or inconvenient forum.

c.Modification or Amendment. This Agreement may be modified or amended by the Board or the Committee at any time; provided, however, no modification or amendment to this Agreement shall be made which would materially and adversely affect the rights of the Grantee, without such Grantee’s written consent.

d.Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced to reflect the intent of the parties to the fullest extent not prohibited by law, and in the event that such provision is not able to be so construed and enforced, then this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included. In amplification of the preceding sentence, in the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall have the power to reduce the time period or scope to the maximum time period or scope permitted by law.

e.References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

f.Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

g.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons. It is the intention of the Company and the Grantee to make the promises contained in this Agreement reasonable and binding only to the extent that it may be lawfully done under existing applicable laws. This Agreement and the Plan constitute the entire and exclusive agreement between the Grantee and the Company, and it supersedes all prior agreements or understandings, whether written or oral, with respect to the grant of Performance Shares set forth in this Agreement.

h.Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Notwithstanding any provision of the Plan to the contrary, if the Grantee is a “specified employee” (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) at the time of the Grantee’s “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Department Regulations and including a termination of employment or service on account of Disability that does not satisfy the definition of “disability” under Section 409A-3(i)(4) of the Treasury Department Regulations), and payments to the Grantee hereunder are not exempt from Section 409A as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Grantee’s separation from service shall be delayed until the earlier of the date which is six (6) months after the date of the Grantee’s separation from service or the date of death of the Grantee. Any payments that were scheduled to be paid during the six (6) month period following the Grantee’s separation from service, but which were delayed pursuant to this Section 15(h), shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Grantee’s separation from service (or, if earlier, the date of the Grantee’s death). Any payments that were originally scheduled to be paid following the six (6) months after the Grantee’s separation from service shall continue to be paid in accordance with their predetermined schedule.

i.Agreement with Terms. Receipt of any benefits under this Agreement by the Grantee shall constitute the Grantee’s acceptance of and agreement with all of the provisions of this Agreement and of the Plan that are applicable to this Agreement, and the Company shall administer this Agreement accordingly.

                            THE CLOROX COMPANY

                            By:
    Its: Chief Executive Officer

                            By:
    Its: Chief Administrative Officer

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT IS A UNILATERAL CONTRACT AND THAT THE GRANTEE’S RIGHT TO THE SHARES PURSUANT TO THIS AGREEMENT IS ACCEPTED AND EARNED ONLY BY CONTINUING EMPLOYMENT (FOR PURPOSES OF THIS PARAGRAPH, IGNORING ANY ELECTION TO DEFER SETTLEMENT PURSUANT TO SECTION 6) AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER) AND BY ACHIEVEMENT OF THE PERFORMANCE CRITERIA AND BY COMPLIANCE WITH THE GRANTEE’S VARIOUS OBLIGATIONS UNDER THIS

AGREEMENT. THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

The Grantee acknowledges that a copy of the Plan and Plan Information are available for viewing on the Company’s internal HR website at https://team.clorox.com/sites/ClxWeb/hr/SitePages/Stock-Incentive-Plan.aspx, and the Company’s Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s website at https://investors.thecloroxcompany.com/investors/financial-information/sec-filings/default.aspx. The Grantee hereby consents to receive the Prospectus Information electronically or, in the alternative, to contact People@Clorox.com to request a paper copy of the Prospectus Information. The Grantee represents that s/he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Agreement. The Grantee acknowledges and hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated below.

Dated: ____________________________    Signed: _________________________________
                            Grantee